Exhibit 99.1

                             Press Release

Release Date:  March 29, 2005               Contact: Thomas A. Vento
               at 12:00 p.m. EST                     President
                                                     (215) 755-1500


        PRUDENTIAL SAVINGS BANK COMPLETES MUTUAL HOLDING
                      COMPANY REORGANIZATION

     Philadelphia, Pennsylvania (March 29, 2005) - Prudential Savings Bank announced today that it has completed its reorganization to the mutual holding company form and the related subscription offering for shares of the new "mid-tier" holding
company, Prudential  Bancorp, Inc. of Pennsylvania.   Trading is
expected to commence on Wednesday, March 30, 2005, on the NASDAQ National Market under the symbol "PBIP."

     In the subscription offering, Prudential Bancorp sold 5,653,688 shares to eligible depositors in the first priority category of the offering. The shares were sold for $10.00 per share resulting in aggregate gross proceeds of $56,536,880.
Since the offering was oversubscribed in the first category, all other subscribers will not receive any shares. Also, as a result of the over-subscription, eligible depositors may receive fewer shares than they subscribed for as a result of the required allocation. Sandler O'Neill & Partners, L.P. acted as financial advisor to Prudential in connection with the offering.

     Subscribers may obtain information about their specific stock allocations by contacting the Prudential conversion center at (215) 218-0130. The conversion center will be open weekdays from 10:00 a.m. to 4:00 p.m.

     The bank's employee stock ownership plan ("ESOP"), which was in the second priority category, also did not receive any shares in the subscription offering. The ESOP expects to purchase shares in the open-market after trading begins. The purchases by the ESOP, which will be up to 452,295 shares in amount, will be made over time by the ESOP depending upon, among other things, market conditions.

     Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1886. Prudential Savings Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full service branch offices, four of which are located in Philadelphia and one which is located in Drexel Hill in Delaware County, Pennsylvania. As of December 31, 2004, Prudential Savings Bank had total assets of $405.0 million, total deposits of $348.0 million and retained earnings of $39.9 million.

     This news release contains certain forward-looking statements regarding, among other things, expected commencement of trading in the shares of Prudential Bancorp, Inc. of Pennsylvania. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." We undertake no obligation to update any forward-looking statements.